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                      [LOGO OF METLIFEINVESTORS(R) COMPANY]

                METLIFE INVESTORS INSURANCE COMPANY OF CALIFORNIA
                           [22 Corporate Center Drive
                            Newport Beach, CA 92660]

________________________________________________________________________________
GUARANTEED WITHDRAWAL BENEFIT RIDER

This Rider forms a part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. This Rider's provisions will remain part of the Contract until terminated in accordance with the provisions below.

This Rider amends the Contract by adding the following:

GUARANTEED WITHDRAWAL BENEFIT (GWB)

This Rider guarantees that the total payments that you or your beneficiary will receive from the Contract over time will at least equal the Guaranteed Withdrawal Amount (defined in Section 1 below), provided you make withdrawals from your Contract in amounts equal to or less than the Annual Benefit Payment (defined in Section 3 below) each Contract Year.

1.      GUARANTEED WITHDRAWAL AMOUNT

        The Guaranteed Withdrawal Amount is the total amount that you or your
                                                _____
        beneficiary will receive from the Contract over time, provided that withdrawals from your Contract do not exceed the Annual Benefit Payment (defined in Section 3 below) in any Contract Year.

        Your initial Guaranteed Withdrawal Amount is equal to the Initial Benefit Base. Your Initial Benefit Base as of the date of issue of this Rider is shown on the Contract Schedule.

        For each Purchase Payment made on or before the GWB Purchase Payment Date shown in the Contract Schedule, the Guaranteed Withdrawal Amount will be reset equal to the greater of a) the Guaranteed Withdrawal Amount before the Purchase Payment and b) the Benefit Base after the Purchase Payment. When a Purchase Payment is made after the GWB Purchase Payment Date, the Guaranteed Withdrawal Amount will not change. The GWB Purchase Payment Date is the last date that Purchase Payments can reset the Guaranteed Withdrawal Amount, Benefit Base or Annual Benefit Payment as defined below. Your Guaranteed Withdrawal Amount is not reduced for withdrawals.

        The Guaranteed Withdrawal Amount may also be reset as a result of an Automatic or Optional Reset as described below.

2.      BENEFIT BASE

        The Benefit Base is the remaining amount that You or Your beneficiary
                                _________
        will receive from the Contract over time.

        Your Initial Benefit Base as of the date of issue of this Rider is shown on the Contract Schedule.

        While this Rider is in force, the Benefit Base will be increased by the amount of each Purchase Payment made on or before the GWB Purchase Payment Date, plus an amount determined by multiplying any applicable GWB Bonus Rate specified on the Contract Schedule to such Purchase Payment. However, the Benefit Base may not be increased above the GWB Maximum Benefit Base specified on the Contract Schedule.

        The Benefit Base will be decreased by withdrawals from your Contract (including any applicable Withdrawal Charges). If a withdrawal from your Contract is not payable to the Owner or Owner's bank account (or Annuitant or Annuitant's bank account if the Owner is a nonnatural person) or results in cumulative withdrawals for the current Contract Year exceeding the Annual Benefit Payment, and the resulting Benefit Base exceeds the Account Value, an additional reduction in the Benefit Base will be made. This additional reduction will be equal to the difference between the Benefit Base and the Account Value after the decrease for withdrawals.

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        The Benefit Base will also be reset as a result of an Automatic or
        Optional Reset as described below.

3.      ANNUAL BENEFIT PAYMENT

        Your initial Annual Benefit Payment is equal to the GWB Withdrawal Rate shown on the Contract Schedule multiplied by the Initial Benefit Base. For each Purchase Payment made on or before the GWB Purchase Payment Date, the Annual Benefit Payment will be reset equal to the greater of
        a) the Annual Benefit Payment before the Purchase Payment and b) the GWB Withdrawal Rate multiplied by the Benefit Base after the Purchase Payment.

        If a withdrawal from your Contract results in cumulative withdrawals during the current Contract Year exceeding the Annual Benefit Payment or is not payable to the Owner or Owner's bank account (or Annuitant or Annuitant's bank account if the Owner is a nonnatural person), the Annual Benefit Payment will be recalculated and may be reduced. The new Annual Benefit Payment will equal the lower of a) the Annual Benefit Payment before the withdrawal and b) the GWB Withdrawal Rate multiplied by the Account Value after the decrease for withdrawals.

        If this Contract is a Qualified Distribution Program (defined in Section 4 below), after your first Contract Year, your Annual Benefit Payment will be set equal to your Required Minimum Distribution Amount, if applicable, for that year, if greater.

        The Annual Benefit Payment will also be reset as a result of an Automatic or Optional Reset.

4.      QUALIFIED DISTRIBUTION PROGRAM

        Your Contract is a Qualified Distribution Program if:

        1) This Rider is made part of a Contract subject to the requirements of Section 401(a)(9) of the Internal Revenue Code of 1986, as may be subsequently amended (the "Code") and the regulations thereunder; and

        2) You withdraw the "Required Minimum Distribution Amount". The "Required Minimum Distribution Amount" is the required minimum distribution under Section 401(a)(9) of the Code and the regulations thereunder that is withdrawn from Your Contract automatically when you enroll in Our automatic minimum distribution service. Our automatic minimum distribution service is based on information relating to this Contract only. We ignore all other Account Values from other funding vehicles. If you do not enroll in Our automatic minimum distribution service, required minimum distribution withdrawals under Section 401(a)(9) of the Code will not be treated as Required Minimum Distribution Amounts and Your Annual Benefit Payment will not be increased to the Required Minimum Distribution Amount under this Rider.

        Withdrawals intended to satisfy Section 72(t) or (q) of the Code, or from non-qualified or Roth IRA Contracts are not considered to be withdrawn from a Qualified Distribution Program.

5.      AUTOMATIC RESET

        On each GWB Automatic Reset Date specified on the Contract Schedule, if any, a reset of the Benefit Base, the Annual Benefit Payment and the Guaranteed Withdrawal Amount will take place, provided your attained age (or the age of the oldest Joint Owner, or the age of the Annuitant if the Owner is a non-natural person) on the GWB Automatic Reset Date shown on the Contract Schedule does not exceed the Maximum Reset Age shown on the Contract Schedule.

        The Benefit Base is reset to the greater of a) the Benefit Base immediately before the reset and b) the Account Value on the date of the reset plus an amount determined by multiplying any applicable GWB Bonus Rate specified on the Contract Schedule by such Account Value, but no greater than the GWB Maximum Benefit Base specified on the Contract Schedule. The Annual Benefit Payment is reset to the greater of a) the Annual Benefit Payment before the reset and b) the GWB Withdrawal Rate multiplied by the Benefit Base after the reset. The Guaranteed Withdrawal Amount is reset to the greater of a) the Guaranteed Withdrawal Amount before the reset and b) the Benefit Base after the reset.

6.      OPTIONAL RESET

        On or after the GWB First Optional Reset Date specified on the Contract Schedule, you may elect an Optional Reset provided the amount of time that has elapsed since the last Optional or Automatic Reset is at least equal to the GWB

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        Optional Reset Waiting Period specified on the Contract Schedule and provided that the Account Value exceeds the Benefit Base immediately before the reset, and provided your attained age (or the age of the oldest Joint Owner, or the age of the Annuitant if the Owner is a non-natural person) on the Optional Reset Date does not exceed the Maximum Reset Age.

        You must provide written notice of your intention to elect an Optional Reset within the GWB Optional Reset Window Period to our Annuity Service Office or in accordance with our Administrative Procedures. The Optional Reset will take effect on the next Contract Anniversary following receipt of such Optional Reset notice.

        The optional reset will:

                a) reset the Benefit Base and the Guaranteed Withdrawal Amount equal to the Account Value on the date of the reset plus an amount determined by multiplying any applicable GWB Bonus Rate specified on the Contract Schedule by such Account Value, subject to a maximum value equal to the GWB Maximum Benefit Base specified on the Contract Schedule.

                b) reset the Annual Benefit Payment equal to the GWB Withdrawal Rate multiplied by the Account Value on the date of the reset, and

                c) reset the GWB Fee Rate to the level that the Company currently charges for this Rider upon Optional Reset, up to the Maximum Optional Reset Fee Rate.

7.      SEPARATE ACCOUNT PROVISIONS

        While this Rider is in force, we will not allow allocations or transfers to the Subaccounts Not Available with GWB Rider shown in the Contract Schedule, including any investment strategies available using the Subaccounts Not Available with GWB Rider.

8.      GWB RIDER CHARGE

        On each Contract Anniversary, the GWB Rider Charge shall be deducted from your Account Value. This charge is equal to the GWB Fee Rate shown on the Contract Schedule multiplied by the Guaranteed Withdrawal Amount on such Contract Anniversary (before taking into account any Automatic or Optional Reset occurring on such Contract Anniversary)

        The initial GWB Fee Rate is shown on the Contract Schedule. The GWB Fee Rate may be changed as a result of an Optional Reset you elected (see
        Section 6).

        If the GWB rider terminates (except for a termination due to death), a pro rata portion of the GWB Rider Charge will be assessed based on the number of full months from the last Contract Anniversary to the date of Termination.

        The GWB Rider Charge will result in the cancellation of Accumulation Units from each applicable Subaccount (and/or reduction of any portion of the Account Value allocated to any other accounts included by Rider) in the ratio the portion of the Account Value in such Subaccount (and/or other account) bears to the total Account Value.

9.      CANCELLATION OF RIDER

        You may elect to cancel this Guaranteed Withdrawal Benefit Rider in accordance with our Administrative Procedures or in writing to our Annuity Service Office during the GWB Cancellation Window Period, if any, specified on the Contract Schedule. Such cancellation will take effect upon receipt of such cancellation notice.

10.     SPOUSAL CONTINUATION

        If the surviving spouse continues the contract under the Spousal Continuation provisions of the contract, and this rider is in effect at the time of the continuation, then the same terms and conditions that applied to the owner under this rider will continue to apply to the surviving spouse.

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11.     TERMINATION OF RIDER

        The Guaranteed Withdrawal Benefit Rider will terminate upon the earliest of:

        a)      The effective date of the cancellation of the rider
        b)      The date you make a full withdrawal of your Account Value;
        c)      The date you apply all of your Account Value to an Annuity
                Option;
        d) The date there are insufficient funds to deduct the GWB Rider Charge from your Account Value;
        e) Death of the Owner or Joint Owner (or the Annuitant if the Owner is a non-natural person) unless the contract is continued under the spousal continuation provisions of the contract and the surviving spouse's attained age is less than 85;
        f) Change of the Owner or Joint Owner (or the Annuitant if the Owner is a non-natural person) for any reason; or
        g)      Termination of the Contract to which this Rider is attached.

12.     EFFECT OF RIDER TERMINATION

        If this Rider terminates because you cancel the Rider (Section 11(a)) or you apply your entire Account Value to an Annuity Option (Section 11(c)), no GWB Rider Charge will be deducted from your Account Value after the charge deducted on the effective date of the cancellation or the application of your entire Account Value, and no benefits will be paid as a result of this Rider on or after the effective date of the cancellation or the application of your entire Account Value.

        If this Rider terminates because you withdraw your entire Account Value (Section 11 (b)) or your Account Value is reduced to zero (Section 11
        (d)), and your Benefit Base after the withdrawal is greater than zero, the Company will make monthly payments to you (the Owner or Joint Owner or the Annuitant if the Owner is a non-natural person) or at any frequency acceptable to you and us (but not less frequently than annually) until the Benefit Base is depleted. Such installment payments shall be equal in amount, except for the last payment that will be in an amount necessary to reduce the Benefit Base to zero. The total annual payment will not exceed the Annual Benefit Payment. If you or the Joint Owner (or the Annuitant if the Owner is a non-natural person) dies while these payments are being made, payments will continue to your beneficiary

        If this Rider terminates as a result of your death or the Joint Owner's death (or the death of the Annuitant if the Owner is a non-natural person) (Section 11 (e)), your beneficiary may elect a GWB Death Benefit in lieu of all other death benefits provided by this Contract. The GWB Death Benefit will be to pay the Benefit Base to your beneficiary in monthly payments or at any frequency acceptable to your beneficiary and us (but not less frequently than annually). Such installment payments shall be equal in amount, except for the last payment, which will be in an amount necessary to reduce the Benefit Base to zero. Except to the extent required under Federal income tax law, the total annual payment will not exceed the Annual Benefit Payment. If your beneficiary dies while such payments are made, the payments will continue to the beneficiary's estate unless such other designee has been agreed to by us in writing. Should your beneficiary choose to take one of the other death benefits provided by this Contract, no benefit shall be payable under this Rider.

        The Company reserves the right to accelerate any payment that is less than $500. Also, the Company will accelerate payments if needed in order to comply with Internal Revenue Service minimum distribution requirements if this rider is made part of a contract subject to the requirements of section 401(a)(9) of the Code and the regulations thereunder (including a Roth IRA annuity after the death of the Owner). All other rights under your Contract will cease.

        If this Rider is attached to a non-qualified annuity contract under Federal income tax law, any death benefit hereunder must be paid out over a time period and in a manner that satisfies section 72(s) of the Code. If the Owner (or the Annuitant, where the Owner is not a natural person) dies prior to the "annuity starting date" (as defined under the Code and regulations there under), the period over which the GWB Death Benefit is paid cannot exceed the remaining life expectancy of the payee under the appropriate IRS tables. For purposes of the preceding sentence, if the payee is a non-natural person, the GWB death benefit must be paid out within 5 years from the date of death. Payments under the GWB death benefit must begin within 12 months following the date of the above referenced death.

        If this Rider terminates under Sections 11(b), 11(d) or 11(e), no additional Purchase Payments may be made.

MetLife Investors Insurance Company of California has caused this Rider to be signed by its President and Secretary.

[/s/ Richard C. Pearson Secretary]  [/s/ Michael K. Farrell President]
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MLIC-690-2 (11/05)